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Exhibit 10.13

SEPARATION AGREEMENT AND RELEASE

        This Agreement and Release is made and entered into by and among Marcus Jackson, Executive (hereinafter "you," "your" or "Executive") and SEMCO Energy, Inc. and all of its subsidiaries and affiliates (hereinafter "SEMCO" or "we"). In consideration of the following promises, the parties agree to the following:

        WHEREAS, you and we have been parties to a certain employment agreement ("Employment Agreement") dated June 1, 2001; and

        WHEREAS, you and SEMCO now have mutually agreed to cancel that Employment Agreement and make this new Separation Agreement and Release, which will provide for the settlement of any and all mutual claims and the release of any mutual claims related to your employment with SEMCO and the separation and resignation of your current positions with SEMCO;

        NOW THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed by these terms, ("This Agreement") as follows:

        1.    Consideration.    Within twenty business days (excluding weekends and holidays) from the date a representative of the Board of Directors receives This Agreement containing your signature and initialed where appropriate, SEMCO will make bi-weekly payments from and after December 2, 2003 in the total amount of One Hundred Eighty Thousand U.S. Dollars ($180,000.00). These sums shall be paid, less applicable federal and state taxes and withholdings, in full and complete satisfaction of any claim you may have against SEMCO. A W-2 form shall be issued to you for such payments. For purposes of Paragraph 2 d., we have agreed that you have allocated Twenty Thousand Dollars ($20,000.00) for ADEA purposes. In addition we will:

          a.     Continue your current salary and benefits through December 2, 2003.

          b.     Reimburse payments by you to continue your current level of health insurance coverage from December 2, 2003 until June 30, 2004. We will continue such monthly payments if you are not employed as of June 30, 2004. However, such coverage shall end when you are reemployed or on December 31, 2004, whichever occurs first.

          c.     Pay such Incremental Monthly Pension as may become due and owing consistent with the provisions of Paragraphs 5 and 7 a. iv of the Employment Agreement between us dated June 1, 2001.

          d.     Afford you the opportunity to exercise such stock options as you have been granted by March 1, 2004 in such manner and as provided in the applicable SEMCO Stock Option Plan.

          e.     Provide reasonable and customary outplacement services with a vendor used by SEMCO or at your option, but in no event shall the total cost to SEMCO exceed the amount of Fifteen Thousand Dollars ($15,000.00).

          f.      Release you from any and all claims which SEMCO may have against you arising out of your employment and the now terminated employment agreement, except for any ultra vires acts.

        2.     You agree to submit your written resignation to the Board, a designated Director or its Lead Director on or before December 2nd, 2003 and you do hereby remise, release, and forever discharge us, and each and every one of its affiliates, subsidiaries, components, predecessors, successors, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively hereinafter the "SEMCO Releasees"), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between yourself and the SEMCO Releasees including, but not limited to, any claim arising out of your employment with SEMCO Releasees, which have arisen up to the date of This Agreement.

          a.     You further agree that you will not file suit or otherwise submit any other charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will you permit any person, group of persons, or organization to take such action on your behalf) against the SEMCO Releasees arising out of any actions or non-actions that have occurred on the part of the SEMCO Releasees. Said claims, complaints, and actions include, but are not limited to, any claims you may have relating to your application for employment, employment with the SEMCO Releasees and/or the termination of that employment, any breach of an actual or implied contract of employment between you and the SEMCO Releasees, any conduct occurring during the course of defending or in connection with the negotiation and execution of This Agreement, any claim of unjust or tortious discharge, any common-law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hire/retention/supervision, or defamation), or any claims of violations arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq. (including, but not limited to, the Older Worker Benefits Protection Act), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., (including, but not limited to COBRA), Executive Order 11246, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et. seq. the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., (including, but not limited to the Equal Pay Act), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Michigan Human Rights Act, the Michigan Workers' Compensation Act, the Michigan Employment Security Act, or any other relevant federal, state, or local statutes or ordinances governing or concerning employment. You further agree that in the event any person or entity should bring such a charge, claim, complaint, or action on your behalf, you hereby waive and forfeit any right to recovery under said claim and you will exercise every good faith effort to have such claim dismissed.

          b.     For purposes of the Age Discrimination in Employment Act ("ADEA") only, This Agreement does not affect the EEOC's rights and responsibilities to enforce the ADEA, nor does This Agreement prohibit you from filing a charge under the ADEA with the EEOC or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, we will be shielded against any further recovery by you, provided the waiver agreement or settlement is valid under applicable law.

          c.     You agree that no agent, attorney or representative of you has any claim of any type against SEMCO Releasees in connection with the Action or This Agreement, and (2) except as set forth in paragraph 1 above each party shall bear his or its own costs, fees of personal consultants, agents, or attorneys or other representatives in connection with the negotiation and the execution of this Agreement, the claims released herein, and any matters occurring prior to the date of this Agreement.

          d.     If you violate This Agreement by suing the SEMCO Releasees, you agree that you will pay all costs and expenses of defending against the suit incurred by the SEMCO Releasees, including, but not limited to, reasonable attorneys fees and shall hold the SEMCO Releasees harmless against any judgment which may be rendered against them. This provision in no way imposes any condition precedent, any penalty, or any other limitation which adversely affects your right to challenge This Agreement under the ADEA. You agree not to challenge the enforceability of This Agreement. You further promise that if, for some reason, you elect to challenge the enforceability, you will tender back to SEMCO by certified check, all monies received pursuant to This Agreement, plus interest, except that for challenges based on ADEA, claims, the percentage of monies/benefits allotted to ADEA claims in paragraph 1 above may be retained by you and need to not be tendered back to SEMCO.

        3.    Non-Admission.    You and we agree that nothing herein is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in This Agreement is to be construed as such by any person. The SEMCO Releasees specifically deny that they or their employees, supervisors, representatives or agents have ever committed any wrongdoing whatsoever with respect to your employment with SEMCO or the termination of the same. And you likewise deny any claims of any actionable conduct in the discharge of your duties and responsibilities since June 1st 2001.

        4.    Confidentiality.    You agree you will not publicize or disclose This Agreement either directly or indirectly, that is, through your agents, attorneys, or accountants, or any other person, either in specific or as to general content, to the public generally, including without limitations, any employee of SEMCO, or to any other person or entity, except and only to the extent that you are lawfully compelled to do so by a court of competent jurisdiction or as hereinafter provided. Your agreement to keep confidential the terms of This Agreement extends to all persons other than, your spouse, attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms in order to render professional advice or services to him but in no event to any employee of SEMCO. You represent that you have not engaged in any conduct to date which would violate the terns of this paragraph, if it had been in effect, and agree that all prior disclosures, if any, to your spouse, attorneys, or accountants would be covered by and subject to the terms of this paragraph You agree not to identify or reveal any terms of This Agreement except as otherwise provided herein and agree you will direct and bind your accountants, attorneys, or other agents not to disclose this Agreement as well. Any publication or disclosure of This Agreement by you shall be considered a material breach and the liquidated damages are agreed by the parties to be the amount set forth in paragraph one (1) of This Agreement. The parties commit to mutually exercising their best efforts to develop a single satisfactory public statement regarding your decision to resign.

        5.    Nondisparagement.    You agree that you will not in any way disparage SEMCO Releasees. Further, you agree that you will not make nor solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of SEMCO Releasees.

        6.    Relinquishing Role and Cooperation.    By December 2, 2003, you agree to resign your position as Chairman and as a member of the Board of Directors for SEMCO Energy, Inc. as well as any other positions to which you were elected or appointed as part of your employment with SEMCO or SEMCO Releasees. But you agree that you will assist the Board of Directors in any reasonable request for your assistance on any SEMCO related project without additional charge for your services. Such to include, without limitation, your full cooperation with SEMCO, its counsel or the Chair of the Audit Committee of the Board of Directors, in any matter, including litigation or potential litigation, over which you may have knowledge, information or expertise. In the event that such cooperative effort requires travel, loss of time from work, or expenditure of funds by you, SEMCO will compensate you for the same.

        7.    Consultation.    You hereby acknowledge that you have been advised to consult with anyone of your choosing prior to signing This Agreement and you have done so.

        8.    Choice of Law.    This Agreement shall be construed and governed by the laws of the State of Missouri.

        9.    Entire Agreement and Severability.    The parties hereto agree that This Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, and that there are no other understandings or agreements, written or oral, among them on the subject. If any provision of This Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if the release of all claims granted in paragraph 2 of This Agreement in any respect is determined to be invalid or unenforceable, then (at SEMCO's option), you, except for ADEA claim(s) only, and the percentage of movies allotted to them in paragraph 2, shall be required (and promises and agrees) to repay to SEMCO on demand, all amounts paid by SEMCO Releasees pursuant to paragraph 1 above, including all amounts paid to (attorney name and firm) and the parties shall revert to the position held by each prior to the signing of This Agreement. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with This Agreement, except for those set forth in This Agreement.

        10.    Miscellaneous.    Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement will not be binding on any party, however, until signed by all parties or their representatives. You represent that you have no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign This Agreement. You warrant that you are the sole owner of all claims you have released in This Agreement and that you have not assigned or transferred any such claim (or any interest in any such claim) to any other person and you will indemnify, defend and hold SEMCO Releasees harmless for any damages costs or expenses which they may incur if these representations and warranties are incorrect in any respect. This Agreement shall be effective as of the date signed by you.

        11.    Time for Consideration.    You agree and acknowledge that you have been advised by SEMCO to consult with anyone of your choosing and that you have been advised that you have up to twenty-one (21) days to consider This Agreement, the releases herein, and their meaning and effect. You understand and agree you may take less time if you so choose to do so. You agree and acknowledge you have been advised by SEMCO that you may revoke your execution of This Agreement during the seven (7) days following your signing of This Agreement, by immediately notifying Board Member Donald Thomason in writing by certified mail, return receipt requested, and by telephone. And This Agreement shall not become effective or enforceable until this revocation period has expired. Further, you acknowledge that you have had adequate and reasonable time to evaluate your rights in connection with the terms set forth in This Agreement and the sum(s) set forth in paragraph 1 and so acknowledge here. /s/ MJ [initial here].

        12.    Arbitration.    The parties agree that in the event of any breach or alleged breach of This Agreement, such breach or dispute shall be submitted to arbitration under the rules of the American Arbitration Association ("AAA") for selection of a neutral arbitrator. Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute, and shall be handled pursuant to the procedures and provisions of the AAA and the proceedings shall be private and confidential.

        The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator. The parties agree that the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement and if so what are the appropriate damages, if any. The finding of the arbitrator shall be final and binding on both parties. The arbitrator shall have no power to add to, detract from, or alter This Agreement in any way. The arbitrator's decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement. Pending final decision by the arbitrator, there shall be no action taken by either party to the controversy.

        The arbitration shall take place in the State of Missouri in the Metropolitan Saint Louis area. All costs and expenses incidental to and arising out of the arbitration (e.g. arbitrator's fee) shall be borne by the losing party, but each side shall pay their own attorney's fees, if any there be.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement and Release.

[Signatures appear on pages 5 and 6]

I HAVE READ THIS AGREEMENT AND RELEASE, AND, UNDERSTANDING ALL ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED. I UNDERSTAND THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

Date: December 2, 2003
/s/ MARCUS JACKSON MARCUS JACKSON
Subscribed and sworn to before me, a Notary Public, this 2nd day of December, 2003.
NOTARY PUBLIC
My Commission Expires:

OR
Witnessed by:
/s/ MARK PRENDEVILLE	Date: December 2, 2003
/s/ LILA R. BRADLEY	Date: December 2, 2003

I HAVE READ THIS AGREEMENT AND RELEASE, AND UNDERSTANDING ALL ITS TERMS, I SIGN IT ON BEHALF OF SEMCO ENERGY, INC., AS THE FREE ACT AND DEED OF SEMCO ENERGY, INC. I UNDERSTAND THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

Date: December 2, 2003	SEMCO ENERGY, INC.
By:
/s/ DONALD W. THOMASON
Title:
Director–SEMCO
Subscribed and sworn to before me, a Notary Public, this 2nd day of December, 2003.
NOTARY PUBLIC
My Commission Expires:

OR
Witnessed by:
/s/ MARK PRENDEVILLE	Date: December 2, 2003
/s/ LILA R. BRADLEY	Date: December 2, 2003

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SEPARATION AGREEMENT AND RELEASE